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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-118691

PROSPECTUS

Charles River Associates Incorporated

$90,000,000 2.875% Convertible Senior Subordinated Debentures due 2034
2,250,000 Shares of Common Stock Issuable upon Conversion of the Debentures
135,939 Additional Shares of Common Stock

        This prospectus relates to the resale by the selling stockholders identified in this prospectus of the securities set forth above. We will not receive any proceeds from the sale of the securities offered by this prospectus.

        The debentures will mature on June 15, 2034, unless earlier converted, redeemed or repurchased by us. Interest on the debentures is payable in arrears on June 15 and December 15 of each year, beginning on December 15, 2004. In addition, we will pay contingent interest to the holders of the debentures for the period commencing June 20, 2011 and ending December 14, 2011 and for each six-month interest period thereafter on the terms and subject to the conditions described in this prospectus under "Description of Debentures—Contingent interest."

        The debentures are convertible into 25.00 shares of our common stock per $1,000 principal amount of debentures, subject to adjustment. This is equivalent to an initial conversion price of $40.00 per share of our common stock. Holders may convert the debentures into shares of our common stock prior to maturity under the following circumstances: (1) during any fiscal quarter commencing after September 17, 2004 and before February 16, 2029, if the last reported sale price of our common stock is greater than or equal to 125% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) at any time on or after February 17, 2029, if the last reported sale price of our common stock on any date on or after February 17, 2029 is greater than or equal to 125% of the conversion price; (3) subject to certain limitations, during the five business day period after any three consecutive trading day period in which the trading price per debenture for each day of such period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock; (4) if we call the debentures for redemption; (5) if the debentures are rated by either Moody's Investor Service, Inc. or Standard and Poor's Rating Group and the credit rating initially assigned to the debentures by either rating agency is reduced by two or more rating levels or either rating agency has discontinued, withdrawn or suspended their rating of the debentures; or (6) upon the occurrence of certain corporate transactions as more fully described in this prospectus. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.

        At any time on or after June 20, 2011, we may redeem some or all of the debentures for cash. Holders of debentures may require us to redeem some or all of their debentures for cash on June 15, 2011, June 15, 2014, June 15, 2019, June 15, 2024 and June 15, 2029, or following a fundamental change. The redemption price is equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, including contingent and additional interest, if any, to but excluding the applicable redemption date In addition, following certain fundamental changes as more fully described in this prospectus, we will pay to all holders of debentures who elect to require us to repurchase or convert debentures in connection with such a fundamental change a make-whole premium, which may be paid in cash, shares of common stock, or a combination thereof.

        The debentures are our direct, unsecured senior subordinated obligations and rank junior in right of payment to our existing bank line of credit and any future secured indebtedness that we may designate as senior indebtedness. The debentures effectively rank junior to any of our existing and future secured indebtedness and any liabilities of or guaranteed by our subsidiaries.

        The debentures are not listed on any securities exchange. The debentures are designated for trading in the PORTAL market. Our common stock is quoted on the Nasdaq National Market under the symbol "CRAI." The last reported sale price of our common stock on the Nasdaq National Market on September 20, 2004 was $34.80 per share.

        See "Risk Factors" beginning on page 8 for a discussion of certain risks that you should consider in connection with an investment in the debentures.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 21, 2004

        In this prospectus, "Charles River Associates," "CRA," "the Company," "we," "us" and "our" refer to Charles River Associates Incorporated and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

        We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in the prospectus. We are not, and the selling securityholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

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SUMMARY

        The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes thereto, included and incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the "Risk Factors" section, before making an investment decision.

Our company

        We are a leading economic and business consulting firm that applies advanced analytic techniques and in-depth industry knowledge to complex engagements for a broad range of clients. Founded in 1965, we work with businesses, law firms, accounting firms, and governments in providing original, authoritative advice and a wide range of services around the world. We combine economic and financial analysis with expertise in litigation and regulatory support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology strategy. We are often retained in high-stakes matters, such as multibillion-dollar mergers and acquisitions, new product introductions, major strategy and capital investment decisions, and complex litigation, the outcomes of which often have significant implications or consequences for the parties involved. Matters such as these often require independent analysis, and as a result companies must outsource this work to outside experts. Companies rely on us because we can provide large teams of highly credentialed and experienced economic and finance experts to address complex, high-stakes matters.

        We offer consulting services in two broad areas: (1) legal and regulatory consulting, which has historically represented approximately two-thirds of our services revenues, and (2) business consulting, which has historically represented approximately one-third of our services revenues. We provide our services primarily through our highly credentialed and experienced staff of employee consultants. As of May 14, 2004, the end of our second fiscal quarter, we employed 477 consultants. Our employee consultants have backgrounds in a wide range of disciplines, including economics, business, corporate finance, materials sciences, and engineering.

        Our business is diversified across multiple dimensions, including service offerings, vertical industry coverage, areas of functional expertise, client base, and geography. Through 18 offices located around the world, we provide multiple services across ten areas of functional expertise to hundreds of clients across 12 vertical industries. We believe this diversification reduces our dependence on any particular market, industry, or geographic area.

        In our legal and regulatory consulting practice, we work with law firms and businesses involved in litigation and regulatory proceedings, providing expert advice on highly technical issues, such as the competitive effects of mergers and acquisitions, antitrust issues, calculations of damages, measurement of market share and market concentration, liability analysis in securities fraud cases, and the impact of increased regulation. This business is driven primarily by regulatory changes and high-stakes legal proceedings, which typically occur without regard to the business cycle.

        In our business consulting practice, we use our expertise in economics, finance, and business analysis to offer our clients such services as strategy development, performance improvement, corporate portfolio analysis, estimation of market demand, new product pricing strategies, valuation of intellectual property and other assets, assessment of competitors' actions, and analysis of new sources of supply.

        Our analytical expertise in advanced economic and financial methods is complemented by our in-depth expertise in specific industries, including aerospace and defense, chemicals, electric power and other energy industries, financial services, healthcare, materials and manufacturing, media, oil and gas, pharmaceuticals, sports, telecommunications, and transportation.

        We have completed thousands of engagements for clients around the world, including: domestic and foreign corporations; federal, state, and local government agencies; governments of foreign countries; public and private utilities; and national and international trade associations. Our client base is diverse, with our top ten clients in fiscal 2003 accounting for approximately 28% of our revenues and no single client accounting for more than 5% of our revenues. We also work with many of the world's leading law firms. We experience a high level of repeat business; in fiscal 2003, approximately 84% of our revenues resulted from either ongoing engagements or new engagements for existing clients.

        Since our initial public offering in April 1998, we have experienced significant growth. Our revenues have grown from $44.8 million in fiscal 1997 to $163.5 million in fiscal 2003, an increase of approximately 265%, or a compound annual growth rate of approximately 24% per year. Since our initial public offering, we have increased the number of our offices from three to 18, including seven international offices. We have increased the number of our employee consultants from 120 to 477 at the end of our second fiscal quarter in 2004. We have also increased our practice areas and expanded our vertical industry coverage. We have accomplished this growth through a combination of internal expansion and seven acquisitions.

Our industry

        Businesses are operating in an increasingly competitive and complex environment. Companies must constantly gather, analyze, and use available information to enhance their business strategies and operational efficiencies. As a result, companies are increasingly relying on sophisticated economic and financial analysis to solve complex problems and improve decision-making. Economic and financial models provide the tools necessary to analyze a variety of issues confronting businesses, such as interpretation of sales data, effects of price changes, valuation of assets, assessment of competitors' activities, evaluation of new products, and analysis of supply limitations. Governments are also relying, to an increasing extent, on economic and finance theory to measure the effects of anticompetitive activity, evaluate mergers and acquisitions, change regulations, implement auctions to allocate resources, and establish transfer pricing rules. Finally, litigants and law firms are using economic and finance theory to help determine liability and to calculate damages in complex and high-stakes litigation. As the need for complex economic and financial analysis becomes more widespread, we believe that companies and governments are turning to outside consultants for access to the specialized expertise, experience, and prestige that are not available to them internally.

Competitive strengths

        We believe our competitive strengths include:

        Strong reputation for high-quality consulting; high level of repeat business.    For more than 38 years, we have been a leader in providing sophisticated economic analysis and original, authoritative advice to clients involved in complex litigation and regulatory proceedings. As a result, we believe we have established a strong reputation among leading law firms and business clients as a preferred source of expertise in economics, finance, business, and strategy consulting, as evidenced by our high level of repeat business and significant referrals from existing clients.

        Highly educated, experienced, and versatile consulting staff.    We believe our most important asset is our base of employee consultants, particularly our senior consultants. Of our 477 employee consultants as of May 14, 2004, 313 were either vice presidents, principals, associate principals, senior associates, or consulting associates, the vast majority of whom have a doctorate or other advanced degree. Many of our senior employee consultants are nationally or internationally recognized as experts in their respective fields.

        Global presence.    We deliver our services through a global network of 18 coordinated offices, including 11 domestic and seven international offices. Our international offices are in Brussels, Dubai, London, Melbourne, Mexico City, Toronto, and Wellington, New Zealand. We believe our global presence provides us with a competitive advantage to address complex issues that span countries and continents.

        Diversified business.    Our business is diversified across multiple dimensions, including service offerings, vertical industry coverage, areas of expertise, client base, and geography. Through 18 offices located around the world, we provide multiple services across ten areas of functional expertise to hundreds of clients across 12 vertical industries. By maintaining expertise in multiple industries, we are able to offer clients creative and pragmatic advice tailored to their specific markets. We believe this diversification reduces our dependence on any particular market, industry, or geographic area.

        Diversified client base.    We have completed thousands of engagements for clients in a broad range of industries around the world. In fiscal 2003, our top ten clients accounted for approximately 28% of our revenues, with no single client accounting for more than 5% of our revenues. Our clients include major firms in: computers and telecommunications; media, entertainment, and professional sport leagues; transportation; pharmaceuticals; chemicals, oil, and gas; electric utilities, environment, and other energies; materials and manufacturing; aerospace and defense; foods and other consumer goods; investment banking; public accounting and other professional services; and retailing.

        Established corporate culture.    Our success has resulted in part from our established corporate culture. We believe we attract consultants because of our more than 38-year history, our strong reputation, the credentials, experience, and reputation of our employee consultants, the opportunity to work on an array of matters with a broad group of renowned outside experts, and our collegial atmosphere. We believe our corporate culture has also contributed to our ability to integrate acquisitions successfully.

        Access to leading academic and industry experts.    To enhance the expertise we provide to our clients, we maintain close working relationships with a select group of renowned outside experts. Depending on client needs, we use outside experts for their specialized expertise, assistance in conceptual problem-solving, and expert witness testimony. Outside experts also generate business for us and provide us access to other leading academic and industry experts. By establishing affiliations with prestigious outside experts, we further enhance our reputation as a leading source of sophisticated economic and financial analysis.

        Demonstrated success with acquisitions.    Since fiscal 1998, we have made seven acquisitions. These acquisitions have contributed to our growth in revenues, number of consultants, geographic presence, vertical industry coverage, and areas of functional expertise.

Growth strategy

        Our growth strategy is to:

        Attract and retain high quality consultants.    Since our employee consultants are our most important asset, our ability to attract and retain highly credentialed and experienced consultants both to work on engagements and to generate new business is crucial to our success.

        Leverage investments in areas of functional expertise, vertical industry coverage, and geographic presence.    Since 1998, we have made significant investments in the expansion of our business, including acquisitions, such as our recent acquisition of InteCap, Inc., the addition of areas of functional expertise and vertical industry coverage, and the opening of several offices. We have significantly increased our global presence with the addition of seven international offices. In recent quarters, we have begun to see the benefits of this expansion as we have grown revenues without making commensurate increases in staff and general and administrative expenses, leading to improved operating margins. We intend to continue to leverage the investments in expertise and infrastructure we have made in recent years.

        Continue to build brand equity and increase marketing activities.    Although we have historically relied primarily on our reputation and client referrals for new business, we have expanded marketing activities such as attendance at selected conferences, seminars, and public speaking engagements in order to attract new clients and increase our exposure.

        Establish relationships with additional outside experts.    We intend to develop additional relationships with leading academic and industry experts. Outside experts help us serve our clients better, provide us with new sources of business, and expand our network of academic affiliations.

        Pursue strategic acquisitions.    We intend to continue to expand our operations through the acquisition of complementary businesses, such as InteCap, Inc. Given the highly fragmented nature of the consulting industry, we believe that there are numerous opportunities to acquire small consulting firms.

Other information

        Our majority-owned software subsidiary, NeuCo, Inc., develops and markets a family of neural network software tools and complementary application consulting services that are currently focused on electricity generation by utilities. In fiscal 2003 and the 24 weeks ended May 14, 2004, NeuCo's revenues accounted for approximately 3.3% and 4.4% of our revenues, respectively.

        Charles River Associates Incorporated is a Massachusetts corporation. Our principal executive offices are located at 200 Clarendon Street, T-33, Boston, Massachusetts 02116 and our telephone number is (617) 425-3700. Our website is located at www.crai.com. The information on our website is not part of this prospectus.

The offering

Securities offered by the selling security holders	Up to $90,000,000 principal amount of 2.875% Convertible Senior Subordinated Debentures due 2034 and up to 2,250,000 shares of our common stock issuable upon conversion of the debentures. The initial conversion rate is 25.00 shares per $1,000 principal amount of debentures, which is equivalent to an initial conversion price of $40.00 per share. In addition, there may be offered under this prospectus an additional 135,939 shares of our common stock held by an existing stockholder, which we are contractually obligated to include in this prospectus.
Use of proceeds	We will not receive any proceeds from the sale of the securities offered by this prospectus.
Nasdaq National Market Symbol	CRAI

Summary of the debentures

        The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, please refer to the section of this prospectus entitled "Description of Debentures." As used in this "Summary of the debentures," references to "Charles River Associates," the "Company," "we," "our" or "us" refer solely to Charles River Associates Incorporated and not to our subsidiaries.

Maturity date	June 15, 2034, unless earlier converted, redeemed or repurchased.
Ranking
The debentures are our direct, unsecured senior subordinated obligations. The debentures rank junior in right of payment to our existing bank line of credit and future secured indebtedness that we may designate as senior indebtedness. The indenture under which the debentures have been issued does not limit the amount of indebtedness we can issue that is equal in right of payment to the debentures. The debentures effectively rank junior to any of our existing and future secured indebtedness and any liabilities of or guaranteed by our subsidiaries. As of May 14, 2004, the end of our second fiscal quarter, we had senior indebtedness of $39.6 million, and $2.6 million of indebtedness on a parity with the debentures. At such date, our subsidiaries had approximately $9.0 million in liabilities and did not guarantee any of our debt. We used a portion of the proceeds from the offering of the debentures to repay the $39.6 million of senior indebtedness. However, the terms of this indebtedness allow us to reborrow such amounts.
Interest	2.875% per annum on the principal amount, payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2004.
Contingent interest
We will pay contingent interest to the holders of the debentures for the period commencing June 20, 2011 and ending December 14, 2011 if the average trading price of the debentures for each of the last five trading days immediately preceding June 20, 2011 equals 125% or more of the principal amount of the debentures. Thereafter, we will pay contingent interest during a six-month interest period if the average trading price of the debentures during the five trading day period immediately preceding the first day of the applicable six-month interest period equals or exceeds 125% of the principal amount of the debentures. The amount of contingent interest payable per $1,000 principal amount of debentures during a six-month interest period will equal 0.25% of the average trading price of such $1,000 principal amount of debentures during the applicable five trading day reference period, payable in arrears.

Conversion rights
You may convert the debentures into shares of our common stock at a conversion rate of 25.00 shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $40.00 per share), subject to adjustment, only under the following circumstances:
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during any fiscal quarter (and only during such fiscal quarter) commencing after September 3, 2004 and before February 16, 2029, if the last reported sale price of our common stock is greater than or equal to 125% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;
	•	at any time on or after February 17, 2029 if the last reported sale price of our common stock on any date on or after February 17, 2029 is greater than or equal to 125% of the conversion price;
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subject to certain limitations, during the five business day period after any three consecutive trading day period in which the trading price per debenture for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock;
	•	if the debentures have been called for redemption by us;
	•	upon the occurrence of specified corporate transactions described under "Description of debentures—Conversion rights—Conversion upon specified corporate transactions;" or
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if we obtain credit ratings with respect to the debentures from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Rating Services ("Standard & Poor's") or both, at any time when (i) the long-term credit rating assigned to the debentures by either Moody's or Standard & Poor's is two or more levels below the credit rating initially assigned to the debentures or (ii) either Moody's or Standard & Poor's has discontinued, withdrawn or suspended their ratings with respect to the debentures.

You will not receive any separate cash payment or additional shares representing accrued and unpaid interest upon conversion of a debenture, except in limited circumstances. Instead, interest (including contingent interest, if any) will be deemed paid by the common stock issued to you upon conversion. Debentures called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. See "Description of the debentures—Conversion rights."

Sinking fund	None.
Optional redemption
Prior to June 20, 2011, the debentures will not be redeemable. On or after June 20, 2011, we may redeem for cash some or all of the debentures, at any time and from time to time, upon at least 30 and no more than 60 days' notice at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest (including contingent and additional interest, if any) to but excluding the redemption date.
Repurchase of debentures by us at the option of the holder
You may require us to repurchase some or all of your debentures for cash on June 15, 2011, June 15, 2014, June 15, 2019, June 15, 2024 and June 15, 2029 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent and additional interest, if any) to but excluding the applicable repurchase date.
Fundamental change
If we undergo a fundamental change (as defined in this prospectus) prior to maturity, you will have the right, at your option, to require us to repurchase some or all of your debentures for cash at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the applicable repurchase date. In addition, following certain fundamental changes, we will pay to all holders of debentures who elect to require us to repurchase such debentures or to convert such debentures in connection with such a fundamental change a make-whole premium, which may be paid in cash, shares of common stock, or a combination thereof.
United States federal income tax considerations
The debentures and the common stock issuable upon conversion of the debentures or otherwise will be subject to special and complex United States federal income tax rules. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the debentures and the common stock issuable upon conversion of the debentures or otherwise. See "Risk factors—You should consider the United States federal income tax consequences of owning the debentures" and "Certain United States federal income and estate tax consequences."
Book-entry form
The debentures were issued in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

RISK FACTORS

        You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the debentures. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the securities offered by this prospectus to decline, which in turn could cause you to lose all or part of your investment.

Risks related to our business

We depend upon only a few key employees to generate revenue.

        Our business consists primarily of the delivery of professional services, and accordingly, our success depends heavily on the efforts, abilities, business generation capabilities, and project execution capabilities of our employee consultants. In particular, our employee consultants' personal relationships with our clients are a critical element in obtaining and maintaining client engagements. If we lose the services of any employee consultant or if our employee consultants fail to generate business or otherwise fail to perform effectively, that loss or failure could adversely affect our revenues and results of operations. Our employee consultants generated engagements that accounted for approximately 68% of our revenues in fiscal 2003 and 69% in fiscal 2002. Our top five employee consultants generated approximately 17% of our revenues in fiscal 2003 and 16% in fiscal 2002. We do not have any employment agreements with most of our employee consultants, and they can terminate their relationships with us at will and without notice. The non-competition and non-solicitation agreements that we have with some of our employee consultants offer us only limited protection and may not be enforceable in every jurisdiction.

Our failure to manage growth successfully could adversely affect our revenues and results of operations.

        Any failure on our part to manage growth successfully could adversely affect our revenues and results of operations. Over the last several years, we have continued to open offices in new geographic areas, including foreign locations, and to expand our employee base as a result of internal growth and acquisitions. We expect that this trend will continue over the long term. Opening and managing new offices often requires extensive management supervision and increases our overall selling, general, and administrative expenses. Expansion creates new and increased management, consulting, and training responsibilities for our employee consultants. Expansion also increases the demands on our internal systems, procedures, and controls, and on our managerial, administrative, financial, marketing, and other resources. We depend heavily upon the managerial, operational, and administrative skills of our officers, particularly James C. Burrows, our President and Chief Executive Officer, to manage our expansion. New responsibilities and demands may adversely affect the overall quality of our work.

Our entry into new lines of business could adversely affect our results of operations.

        If we attempt to develop new practice areas or lines of business outside our core economic and business consulting services, those efforts could harm our results of operations. Our efforts in new practice areas or new lines of business involve inherent risks, including risks associated with inexperience and competition from mature participants in the markets we enter. Our inexperience may result in costly decisions that could harm our business. For example, NeuCo, our majority-owned software subsidiary, was not profitable in three of the last five fiscal years, which harmed our results of operations in those years.

Clients can terminate engagements with us at any time.

        Many of our engagements depend upon disputes, proceedings, or transactions that involve our clients. Our clients may decide at any time to seek to resolve the dispute or proceeding, abandon the transaction, or file for bankruptcy. Our engagements can therefore terminate suddenly and without advance notice to us. If an engagement is terminated unexpectedly, our employee consultants working on the engagement could be underutilized until we assign them to other projects. In addition, because much of our work is project-based rather than recurring in nature, our consultants' utilization depends on our ability to secure additional engagements on a continual basis. Accordingly, the termination or significant reduction in the scope of a single large engagement could reduce our utilization and have an immediate adverse impact on our revenues and results of operations.

We depend on our antitrust and mergers and acquisitions consulting business.

        We derived approximately 25% of our revenues in fiscal 2003, 29% in fiscal 2002, and 36% in fiscal 2001 from engagements in our antitrust and mergers and acquisitions practice areas. Any substantial reduction in the number or size of our engagements in these practice areas could adversely affect our revenues and results of operations. We derived the great majority of these revenues from engagements relating to enforcement of United States antitrust laws. Changes in federal antitrust laws, changes in judicial interpretations of these laws, or less vigorous enforcement of these laws as a result of changes in political appointments or priorities or for other reasons could substantially reduce our revenues from engagements in this area. In addition, adverse changes in general economic conditions, particularly conditions influencing the merger and acquisition activity of larger companies, could adversely affect engagements in which we assist clients in proceedings before the U.S. Department of Justice and the U.S. Federal Trade Commission. The recent economic slowdown may continue to have an adverse effect on mergers and acquisitions activity, which has reduced the number and scope of our engagements in this practice area in recent periods. Any continuation or worsening of the downturn could cause this trend to intensify, which would adversely affect our revenues and results of operations.

We derive our revenues from a limited number of large engagements.

        We derive a significant portion of our revenues from a limited number of large engagements. If we do not obtain a significant number of new large engagements each year, our business, financial condition, and results of operations could suffer. In general, the volume of work we perform for any particular client varies from year to year, and a major client in one year may not hire us again.

We enter into fixed-price engagements.

        We derive a significant portion of our revenues from fixed-price contracts. These contracts are more common in our business consulting practice, and would likely grow in number with any expansion of that practice. If we fail to estimate accurately the resources required for a fixed-price project or fail to satisfy our contractual obligations in a manner consistent with the project budget, we might generate a smaller profit or incur a loss on the project. On occasion, we have had to commit unanticipated additional resources to complete projects, and we may have to take similar action in the future, which could adversely affect our revenues and results of operations.

Our business could suffer if we are unable to hire additional qualified consultants as employees.

        Our business continually requires us to hire highly qualified, highly educated consultants as employees. Our failure to recruit and retain a significant number of qualified employee consultants could limit our ability to accept or complete engagements and adversely affect our revenues and results of operations. Relatively few potential employees meet our hiring criteria, and we face significant competition for these employees from our direct competitors, academic institutions, government agencies, research firms, investment banking firms, and other enterprises. Many of these competing employers are able to offer potential employees significantly greater compensation and benefits or more attractive lifestyle choices, career paths, or geographic locations than we can. Competition for these employee consultants has increased our labor costs, and a continuation of this trend could have a material adverse effect on our margins and results of operations.

We depend on our outside experts.

        We depend on our relationships with our exclusive outside experts. In fiscal 2003 and fiscal 2002, six of our exclusive outside experts generated engagements that accounted for approximately 22% and 21% of our revenues in those years, respectively. We believe that these outside experts are highly regarded in their fields and that each offers a combination of knowledge, experience, and expertise that would be very difficult to replace. We also believe that we have been able to secure some engagements and attract consultants in part because we could offer the services of these outside experts. Most of these outside experts can limit their relationships with us at any time for any reason. These reasons could include affiliations with universities with policies that prohibit accepting specified engagements, the pursuit of other interests, and retirement.

        As of May 14, 2004, we had non-competition agreements with 34 of our outside experts. The limitation or termination of any of their relationships with us, or competition from any of them after these agreements expire, could harm our reputation, reduce our business opportunities and adversely affect our revenues and results of operations.

        To meet our long-term growth targets, we need to establish ongoing relationships with additional outside experts who have reputations as leading experts in their fields. We may be unable to establish relationships with any additional outside experts. In addition, any relationship that we do establish may not help us meet our objectives or generate the revenues or earnings that we anticipate.

Acquisitions may disrupt our operations or adversely affect our results.

        We regularly evaluate opportunities to acquire other businesses. The expenses we incur evaluating and pursuing acquisitions could have a material adverse effect on our results of operations. If we acquire a business, we may be unable to manage it profitably or successfully integrate its operations with our own. Moreover, we may be unable to realize the financial, operational, and other benefits we anticipate from any acquisition. Competition for future acquisition opportunities in our markets could increase the price we pay for businesses we acquire and could reduce the number of potential acquisition targets. Further, acquisitions may involve a number of special financial and business risks, such as:

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  charges related to any potential acquisition from which we may withdraw;

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  diversion of our management's time, attention, and resources;

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  decreased utilization during the integration process;

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  loss of key acquired personnel;

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  increased costs to improve or coordinate managerial, operational, financial, and administrative systems, including compliance with the Sarbanes-Oxley Act of 2002;

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  dilutive issuances of equity securities;

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  the assumption of legal liabilities;

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  amortization of acquired intangible assets;

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  potential write-offs related to the impairment of goodwill;

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  difficulties in integrating diverse corporate cultures; and

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  additional conflicts of interests.

Our international operations create special risks.

        We may continue our international expansion, and our international revenues may account for an increasing portion of our revenues in the future. Our international operations carry special financial and business risks, including:

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  greater difficulties in managing and staffing foreign operations;

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  cultural differences that result in lower utilization;

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  currency fluctuations that adversely affect our financial position and operating results;

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  unexpected changes in trading policies, regulatory requirements, tariffs, and other barriers;

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  greater difficulties in collecting accounts receivable;

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  longer sales cycles;

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  restrictions on the repatriation of earnings;

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  potentially adverse tax consequences, such as trapped foreign losses;

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  less stable political and economic environments; and

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  civil disturbances or other catastrophic events that reduce business activity.

        We conduct a portion of our business in the Middle East. The recent military conflict in the region has significantly interrupted our business operations in that region and has slowed the flow of new opportunities and proposals, which ultimately has adversely affected our revenues and results of operations.

        If our international revenues increase relative to our total revenues, these factors could have a more pronounced effect on our operating results.

Our clients may be unable to pay us for our services.

        Our clients include some companies that may from time to time encounter financial difficulties. If a client's financial difficulties become severe, the client may be unwilling or unable to pay our invoices in the ordinary course of business, which could adversely affect collections of both our accounts receivable and unbilled services. On occasion, some of our clients have entered bankruptcy, which has prevented us from collecting amounts owed to us. The bankruptcy of a client with a substantial receivable could have a material adverse effect on our financial condition and results of operations. A small number of clients who have paid sizable invoices later declared bankruptcy, and a court determination that we were not properly entitled to that payment may require repayment of some or all of the amount we received, which could adversely affect our financial condition and results of operations.

Fluctuations in our quarterly revenues and results of operations could depress the market price of our common stock.

        We may experience significant fluctuations in our revenues and results of operations from one quarter to the next. If our revenues or net income in a quarter fall below the expectations of securities analysts or investors, the market price of our common stock could fall significantly. Our results of operations in any quarter can fluctuate for many reasons, including:

  •
  the number of weeks in our fiscal quarter;

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  the number, scope, and timing of ongoing client engagements;

  •
  the extent to which we can reassign employee consultants efficiently from one engagement to the next;

  •
  the extent to which our employee consultants take holiday, vacation, and sick time;

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  employee hiring;

  •
  the extent of fee discounting or cost overruns;

  •
  fluctuations in revenues and results of operations of our software subsidiary, NeuCo;

  •
  severe weather conditions and other factors affecting employee productivity; and

  •
  collectibility of receivables and unbilled work in process.

        Because we generate the majority of our revenues from consulting services that we provide on an hourly fee basis, our revenues in any period are directly related to the number of our employee consultants, their billing rates, and the number of billable hours they work in that period. We have a limited ability to increase any of these factors in the short term. Accordingly, if we underutilize our consultants during one part of a fiscal period, we may be unable to compensate by augmenting revenues during another part of that period. In addition, we are occasionally unable to utilize fully any additional consultants that we hire, particularly in the quarter in which we hire them. Moreover, a significant majority of our operating expenses, primarily office rent and salaries, are fixed in the short term. As a result, if our revenues fail to meet our projections in any quarter, that could have a disproportionate adverse effect on our net income. For these reasons, we believe our historical results of operations are not necessarily indicative of our future performance.

Potential conflicts of interest may preclude us from accepting some engagements.

        We provide our services primarily in connection with significant or complex transactions, disputes, or other matters that are usually adversarial or that involve sensitive client information. Our engagement by a client may preclude us from accepting engagements with the client's competitors or adversaries because of conflicts between their business interests or positions on disputed issues or other reasons. Accordingly, the nature of our business limits the number of both potential clients and potential engagements. Moreover, in many industries in which we provide consulting services, such as in the telecommunications industry, there has been a continuing trend toward business consolidations and strategic alliances. These consolidations and alliances reduce the number of potential clients for our services and increase the chances that we will be unable to continue some of our ongoing engagements or accept new engagements as a result of conflicts of interests.

Maintaining our professional reputation is crucial to our future success.

        Our ability to secure new engagements and hire qualified consultants as employees depends heavily on our overall reputation as well as the individual reputations of our employee consultants and principal outside experts. Because we obtain a majority of our new engagements from existing clients or from referrals by those clients, any client that is dissatisfied with our performance on a single matter could seriously impair our ability to secure new engagements. Given the frequently high-profile nature of the matters on which we work, any factor that diminishes our reputation or the reputations of any of our employee consultants or outside experts could make it substantially more difficult for us to compete successfully for both new engagements and qualified consultants.

Intense competition from other economic and business consulting firms could hurt our business.

        The market for economic and business consulting services is intensely competitive, highly fragmented, and subject to rapid change. We may be unable to compete successfully with our existing competitors or with any new competitors. In general, there are few barriers to entry into our markets, and we expect to face additional competition from new entrants into the economic and business consulting industries. In the legal and regulatory consulting market, we compete primarily with other economic and financial consulting firms and individual academics. In the business consulting market, we compete primarily with other business and management consulting firms, specialized or industry-specific consulting firms, the consulting practices of large accounting firms, and the internal professional resources of existing and potential clients. Many of our competitors have national or international reputations as well as significantly greater personnel, financial, managerial, technical, and marketing resources than we do, which could enhance their ability to respond more quickly to technological changes, finance acquisitions, and fund internal growth. Some of our competitors also have a significantly broader geographic presence than we do.

Our engagements may result in professional liability.

        Our services typically involve difficult analytical assignments and carry risks of professional and other liability. Many of our engagements involve matters that could have a severe impact on the client's business, cause the client to lose significant amounts of money, or prevent the client from pursuing desirable business opportunities. Accordingly, if a client is dissatisfied with our performance, the client could threaten or bring litigation in order to recover damages or to contest its obligation to pay our fees. Litigation alleging that we performed negligently or otherwise breached our obligations to the client could expose us to significant liabilities and tarnish our reputation.

Risks related to the debentures and our common stock

We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures, or to pay our conversion obligation in the event that we have elected to satisfy in cash the principal amount of the debentures converted.

        On June 15, 2011, June 15, 2014, June 15, 2019, June 15, 2024 and June 15, 2029, or following a fundamental change as described under "Description of Debentures—Repurchase of debentures by us at the option of the holder upon a fundamental change," holders of debentures may require us to repurchase their debentures for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our bank line of credit. In addition, we may irrevocably elect to satisfy in cash the principal amount of the debentures converted after the date of such election. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change, or to pay the conversion obligation in cash with respect to any debentures converted following any election on our part to pay in cash the principal amount of any converted debentures. In addition, restrictions in our bank line of credit or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures.

We increased our leverage as a result of the sale of the debentures.

        With the sale of the debentures, we increased our indebtedness. As a result of this indebtedness, we will incur significant interest payment obligations. The degree to which we are leveraged could adversely affect our ability to obtain further financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend upon our future performance, which may be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

You should consider the United States federal income tax consequences of owning the debentures.

        Pursuant to the indenture, we and each holder agree to treat the debentures as "contingent payment debt instruments" subject to the contingent payment debt regulations and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion or otherwise of the debentures as a contingent payment. As a result, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a debenture, and to accrue interest on a constant yield to maturity basis at an annual rate comparable to the rate at which we would borrow in a fixed-rate, noncontingent, nonconvertible borrowing (which we have determined to be 7.0%, compounded semi-annually), even though the debentures will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion, repurchase or redemption of the debentures at a gain. Holders are urged to consult their own tax advisors as to the United States federal, state and other tax consequences of acquiring, owning and disposing of the debentures and shares of common stock. See "Certain United States Federal Income and Estate Tax Consequences."

        If we increase the cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. Holder (as defined in "Certain United States Federal Income and Estate Tax Consequences"), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Certain United States Federal Income and Estate Tax Consequences.

We may not be able to deduct interest on the debentures.

        Due to the potential application of certain U.S. federal income tax laws, we may be unable to deduct all or a portion of the paid or accrued interest with respect to the debentures in any given year in which the debentures remain outstanding. The extent, if any, to which these restrictions would apply will not be fully determinable until the end of our current taxable year or possibly subsequent taxable years and are based on a number of factors, some of which are not within our control. While we currently believe that none of these restrictions will apply to reduce the full amount of our deductions, we cannot assure you that this will be the case. If we were unable to deduct all or any portion of the paid or accrued interest with respect to the debentures, our effective tax rate would increase and our cash flow and after-tax operating results could be adversely affected.

The trading price of the debentures could be significantly affected by the trading price of our common stock, which has been volatile.

        We expect that the trading price of the debentures in the secondary market, if such market develops, will be significantly affected by the trading price of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading price of the debentures than would be expected for nonconvertible debt securities.

        Our stock price has been volatile. Many factors may cause the market price of our common stock to fluctuate significantly, including the following:

  •
  variations in our quarterly results of operations;

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  the hiring or departure of key personnel or outside experts;

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  changes in our professional reputation;

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  the introduction of new services by us or our competitors;

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  acquisitions or strategic alliances involving us or our competitors;

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  changes in accounting principles;

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  changes in estimates of our performance or recommendations by securities analysts;

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  future sales of shares of common stock in the public market; and

  •
  market conditions in the industry and the economy as a whole.

        In addition, the stock market has recently experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company's stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources, or otherwise harm our business.

The debentures rank junior in right of payment to our bank line of credit and any future secured indebtedness that is senior by its terms, to any existing and future secured indebtedness, and to existing and future liabilities of or guaranteed by our subsidiaries.

        The debentures are our direct, unsecured senior subordinated obligations. They rank junior in right of payment to up to $40 million plus accrued and unpaid interest under our bank line of credit and any refinancings thereunder. As of May 14, 2004, we had $39.6 million outstanding under our line of credit. Although we paid all outstanding debt under our line of credit with the proceeds from this offering, we may reborrow these amounts. The debentures also rank junior in right of payment to future secured indebtedness that we may designate as senior indebtedness and effectively rank junior in right of payment to any future secured debt, to the extent of such security. The debentures are also effectively subordinated to any of our future indebtedness that is guaranteed by our subsidiaries and all existing and future liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations, and letter of credit obligations. As of May 14, 2004, our subsidiaries had approximately $9.0 million in liabilities and did not guarantee any of our debt. The debentures do not restrict us from incurring senior secured debt in the future or having our subsidiaries guarantee our indebtedness, nor do they limit the amount of indebtedness we can issue that is equal in right of payment.

        In addition, as a result of the subordination of the debentures to our existing and future senior indebtedness, in the event of our bankruptcy, dissolution or reorganization, holders of the debentures in certain circumstances may receive less, ratably, than our trade creditors and other creditors that are not contractually subordinated to our senior indebtedness.

We may incur additional indebtedness in the future. The indebtedness created by the debentures, and any future indebtedness, could adversely affect our business and our ability to make full payment on the debentures and may restrict our operating flexibility.

        At May 14, 2004, on an as adjusted basis after giving effect to the offering of the debentures and the repayment of $39.6 million in indebtedness under our bank line of credit, we would have had $92.6 million of outstanding indebtedness. In the future, we may obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing total leverage. We are not restricted under the terms of the indenture governing the debentures from incurring additional debt, including secured debt, or repurchasing our securities. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to incur additional debt and take a number of other actions that are not limited by the terms of the indenture could have the effect of diminishing our ability to make payments on the debentures when due.

We have made only limited covenants in the indenture, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

        The indenture governing the debentures will not:

  •
  require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow, or liquidity and, therefore, will not protect holders of the debentures in the event that we experience significant adverse changes in our financial condition or results of operations;

  •
  limit our ability or the ability of any of our subsidiaries to incur additional indebtedness, including indebtedness that is senior or equal in right of payment to the debentures;

  •
  restrict our ability to pledge our assets or those of our subsidiaries;

  •
  restrict our ability to pay dividends or make other payments in respect of the common stock or other securities ranking junior to the debentures or make investments; or

  •
  restrict our ability to issue new securities.

        Such events may, however, result in an adjustment to the conversion rate as described under "Description of Debentures—Conversion rate adjustments." The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change in control except as described under "Description of debentures—Repurchase of debentures by us at the option of the holder upon a fundamental change."

An active trading market for the debentures may not develop.

        We do not intend to list the debentures on any national securities exchange or automated quotation system. Although the debentures are designated for trading in the PORTAL market, we cannot assure you that an active or sustained trading market for the debentures will develop or that holders will be able to sell their debentures. The initial purchasers of the debentures have informed us that they intend to make a market in the debentures after this offering is completed. However, the initial purchasers may cease their marketmaking activities at any time.

        Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock, and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

Changes in accounting standards, rules and regulations as they relate to the accounting treatment of the debentures may adversely affect our operating results.

        Changes in the current accounting standards, rules and regulations as they relate to our accounting treatment of the debentures may adversely affect our reported diluted earnings per share. For example, because of the contingent conversion feature of the debentures, unless a conversion contingency is met in a particular period, currently applicable accounting regulations provide that the shares underlying the debentures are not included in the calculation of diluted earnings per share for such period. However, in July 2004 the Emerging Issues Task Force of the Financial Accounting Standards Board, FASB, reached a tentative conclusion that contingently convertible securities should be included in diluted earnings per share computations regardless of whether a conversion contingency has been met. Subject to a forty-five day public comment period and FASB's adoption of the proposed exposure draft, this proposed new accounting treatment may be effective for periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes may have to be restated to conform to this consensus.

        Application of this proposed new accounting treatment would be expected to result in a decrease in our diluted earnings per share as a result of the inclusion of the underlying shares in the earnings per share calculation. We may avoid this proposed new accounting treatment by irrevocably electing to deliver, upon conversion, cash in an amount up to the principal amount of the debentures converted in lieu of delivering shares of common stock. To date, however, we have not made such an election.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the debentures.

        Holders of the debentures may convert the debentures into our common stock (or, at our election, cash or a combination of cash and common stock), among other circumstances, in any fiscal quarter after the fiscal quarter ending September 3, 2004, if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 125% of the conversion price per share on such trading day. Until this contingency or other conversion contingency is met, the shares underlying the debentures are not included in the calculation of diluted earnings per share. Should any conversion contingency be met, diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. An increase in volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported diluted earnings per share.

Our debentures may not be rated or may receive a lower rating than anticipated by investors, which could cause a decline in the liquidity or market price of the debentures.

        If one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the debentures may be adversely affected.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional securities and thereby materially and adversely affect the price of our common stock.

        We are not restricted from issuing additional common stock, preferred stock, or securities convertible into or exchangeable for common stock, prior to maturity of the debentures. If we issue additional shares of common stock, shares of preferred stock, or convertible or exchangeable securities, the price of our common stock and, in turn, the price of the debentures may be materially and adversely affected.

The conditional conversion features of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

        The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

The value of the conversion right associated with the debentures may be substantially lessened or eliminated if we are party to a merger, consolidation, or other similar transaction.

        If we are party to a merger, consolidation, or binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into the right to receive, cash, securities, or other property, at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities, or other property which the holder would have received if the holder had converted its debenture immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the debentures in the future. For example, if we were acquired in a cash merger, each debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

Upon conversion of the debentures, we may pay cash in lieu of issuing shares of our common stock or a combination of cash and shares of our common stock. Therefore, holders of the debentures may receive no shares of our common stock or fewer shares than the number into which their debentures are convertible.

        We have the right to satisfy our conversion obligation to holders by issuing shares of common stock, by paying the cash value of the common stock into which the debentures are convertible, or by a combination thereof. Accordingly, upon conversion of all or a portion of the debentures, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the debentures. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon the conversion of the debentures.

If we elect to settle upon conversion in cash or a combination of cash and common stock, there will be a delay in settlement.

        Upon conversion, if we elect to settle in cash or a combination of cash and our common stock, there will be a significant delay in settlement. In addition, because the amount of cash or common stock that a holder will receive in these circumstances will be based on the sales price of our common stock for an extended period between the conversion date and the settlement date, holders will bear the market risk with respect to the value of the common stock for such extended period. See "Description of debentures—conversion rights."

Conversion of the debentures will dilute the ownership interest of existing shareholders.

        The conversion of some or all of the debentures will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

Our charter and by-laws and Massachusetts law may deter takeovers.

        Our amended and restated articles of organization and amended and restated by-laws and Massachusetts law contain provisions that could have anti-takeover effects that could discourage, delay,

or prevent a change in control or an acquisition that our stockholders and debenture holders may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to take some corporate actions, including the election of directors. These provisions could limit the price that investors might be willing to pay for shares of our common stock or the debentures.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Securities and Exchange Commission, or SEC, encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as "incorporation by reference."

        Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, the risks and uncertainties set forth in "Risk Factors, beginning on page 8 of this prospectus, as well as those set forth in our other SEC filings incorporated by reference herein."

        In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our historical ratios of earnings to fixed charges for each of the periods indicated:

	Fiscal year ended
						24 weeks ended May 14, 2004
	Nov. 27, 1999 (52 weeks)	Nov. 25, 2000 (52 weeks)	Nov. 24, 2001 (52 weeks)	Nov. 30, 2002 (53 weeks)	Nov. 29, 2003 (52 weeks)
Ratio of earnings to fixed charges(1)	35.77	19.86	17.52	14.26	18.06	17.71

(1)
This ratio is computed by dividing the earnings by the total fixed charges for the applicable period. Earnings consist of income from continuing operations before taxes and after giving effect to minority interest in consolidated subsidiary, as determined in accordance with generally accepted accounting principles, plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rental expense.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling securityholders of the securities offered by this prospectus.

DIVIDEND POLICY

        We currently intend to retain any future earnings to finance our operations and therefore do not anticipate paying cash dividends in the foreseeable future. In addition, the terms of our bank line of credit restrict our ability to pay cash dividends on our common stock.

DESCRIPTION OF DEBENTURES

        We issued the debentures under an indenture dated as of June 21, 2004, between us and U.S. Bank National Association, as trustee. The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a resale registration rights agreement. You may request a copy of the indenture and the resale registration rights agreement from the trustee. In addition, we have filed the indenture and the resale registration rights agreement as exhibits to the registration statement, of which this prospectus is a part.

        The following description is a summary of the material provisions of the debentures, the indenture and the resale registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the resale registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read each of these documents because they, and not this description, define your rights as a holder of the debentures.

        As used in this "Description of Debentures" section, references to "Charles River Associates," the "Company," "we," "our" or "us" refer solely to Charles River Associates Incorporated and not to our subsidiaries.

General

        The debentures will mature on June 15, 2034 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of 25.00 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of $40.00 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon surrender of a debenture for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under "—Conversion rights." You will not receive any separate cash payment for interest (or contingent or additional interest, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

        If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

        As used in this prospectus, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

        The debentures are issued only in denominations of $1,000 principal amount and integral multiples thereof. References to "a debenture" or "each debenture" in this prospectus refer to $1,000 principal amount of the debentures.

        Under the indenture, we have agreed, and by acceptance of a beneficial interest in the debentures each beneficial owner of the debentures will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any stock received upon conversion of the debentures as a contingent payment, and to be bound by our determination of the "comparable yield" and "projected payment schedule" with respect to the debentures. The discussion in this prospectus assumes that such treatment is correct. However, the characterization of instruments such as the debentures and the application of such regulations is uncertain in several respects. See "Certain United States Federal Income and Estate Tax Consequences—Classification of the debentures."

Ranking

        The debentures are our direct, unsecured senior subordinated obligations. The debentures rank junior in right of payment to our existing bank line of credit and future secured indebtedness that we may designate as senior indebtedness. The indenture does not limit the amount of indebtedness we can issue that is equal in right of payment to the debentures. The debentures effectively rank junior to any of our existing and future secured indebtedness to the extent of the collateral for such secured indebtedness. In addition, our rights and the rights of our creditors, including the holders of the debentures, to participate in the assets of a subsidiary during its liquidation or reorganization is effectively subordinated to all existing and future liabilities of that subsidiary, including guarantees by that subsidiary of our future indebtedness. As of May 14, 2004, the end of our second fiscal quarter, we had senior indebtedness of $39.6 million, and $2.6 million of indebtedness on a parity with the debentures. At such date, our subsidiaries had approximately $9.0 million in liabilities and did not guarantee any of our debt. We used a portion of the proceeds from the offering of the debentures to repay the senior indebtedness of $39.6 million. However, the terms of such indebtedness allow us to reborrow such amounts.

        The indenture provides that in the event of any payment or distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior indebtedness shall first be paid in respect of all senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we make any payments of principal of, or premium, if any, and interest (including contingent and additional interest, if any) on the debentures. The indenture further provides that if any default by us has occurred and is continuing in the payment of principal of, premium, if any, or interest on, or other payment obligations in respect of, any senior indebtedness, then no payment shall be made on account of principal of, premium, if any, or interest (including contingent and additional interest, if any) on the debentures, or to acquire any of the debentures, until all such payments due in respect of that senior indebtedness have been paid in full in cash or other payment satisfactory to the holders of that senior indebtedness.

        Under the indenture, we must promptly notify holders of "designated senior indebtedness" if payment of the debentures is accelerated because of an event of default. Designated senior indebtedness refers to indebtedness under our existing line of credit and any other senior indebtedness which we have so designated in an agreement relating to that indebtedness. If payment of the debenture is accelerated, the indenture does not permit us to make any payment or distribution on the debentures until 10 days after the holders of designated senior indebtedness have received such notice and thereafter such payment may be made only to the extent permitted by the other subordination provisions of the indenture.

        During the continuance of any event of default with respect to any designated senior indebtedness (other than a default in payment of the principal of, or premium, if any, or interest on, or other payment obligations in respect of, any designated senior indebtedness), permitting the holders thereof to accelerate the maturity thereof, no payment may be made by us, directly or indirectly, with respect to principal of, premium, if any, or interest (including contingent and additional interest, if any) on the debentures for 179 days following written notice (a "payment blockage notice") to us, from any holder, representative or trustee under any agreement pursuant to which that designated senior indebtedness may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that designated senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of that designated senior indebtedness. However, if the maturity of that designated senior indebtedness is accelerated, no payment may be made on the debentures until that designated senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of that designated senior indebtedness or such acceleration has been waived. If 179 days have elapsed following written notice to us of an event of default with respect to designated senior indebtedness and the maturity of that designated senior indebtedness has not been accelerated, no new payment blockage notice may be delivered to us with respect to an event of default with respect to that designated senior indebtedness (other than a default in payment of the principal of, or premium, if any, or interest on, or other payment obligations in respect of, that designated senior indebtedness) until 360 days following the effectiveness of the previous payment blockage notice.

        As a result of the subordination of the debentures to our existing and future senior indebtedness, in the event of our bankruptcy, dissolution or reorganization, funds which we would otherwise use to pay the holders of debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness, and holders of the debentures in certain circumstances may receive less, ratably, than our trade creditors and other creditors that are not contractually subordinated to our senior indebtedness.

Interest

        The debentures bear interest at a rate of 2.875% per annum. We will also pay contingent interest on the debentures in the circumstances described under "—Contingent interest" and additional interest on the debentures in the circumstances described under "—Registration rights." Interest (including contingent and additional interest, if any) shall be payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2004.

        Interest on a debenture (including contingent and additional interest, if any) will be paid to the person in whose name the debenture is registered at the close of business on the June 1 and December 1, as the case may be (each, a "record date"), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest (including contingent and additional interest, if any) payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from June 21, 2004 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Contingent interest

        We will pay contingent interest on the applicable interest payment date to the holders of the debentures for the period commencing June 20, 2011 and ending December 14, 2011 if the average trading price (as defined below) of the debentures for each of the last five trading days immediately preceding June 20, 2011 equals 125% or more of the principal amount of the debentures. Thereafter, we will pay contingent interest on the interest payment date for a six-month interest period if the average trading price of the debentures during the five trading day period immediately preceding the first day of the applicable six-month interest period equals or exceeds 125% of the principal amount of the debentures.

        On any interest payment date when contingent interest shall be payable, the contingent interest payable per debenture will equal 0.25% of the average trading price of such debenture during the applicable five trading day reference period.

        We will notify the holders of the debentures upon a determination that they are entitled to receive contingent interest with respect to any six-month interest period.

        The "trading price" of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $2,000,000 aggregate principal amount of debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of debentures from a nationally recognized securities dealer, then the trading price for such determination date will equal (1) the applicable conversion rate of the debentures as of such determination date multiplied by (2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on such determination date.

        The bid solicitation agent is initially the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

Optional redemption by us

        No sinking fund is provided for the debentures. Prior to June 20, 2011, the debentures will not be redeemable. On or after June 20, 2011, we may redeem the debentures in whole or in part, at any time and from time to time, upon at least 30 and no more than 60 days' notice at a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including contingent and additional interest, if any) to but excluding the redemption date.

        If the redemption date is an interest payment date, interest (including contingent and additional interest, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

        We will provide not less than 30 nor more than 60 days' notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

        If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures or portions of the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from, or to include, the portion selected for redemption.

        We may not redeem the debentures if we have failed to pay any interest (including contingent and additional interest, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion rights

        Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock initially at a conversion rate of 25.00 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of $40.00 per share of common stock based on the issue price per debenture). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

        You may convert your debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

  •
  in whole or in part, upon satisfaction of the market price condition;

  •
  in whole or in part, upon satisfaction of the trading price condition;

  •
  if any of your debentures are called for redemption, those debentures that have been so called;

  •
  in whole or in part, upon the occurrence of specified corporate transactions; or

  •
  in whole or in part, if a credit ratings event occurs.

        If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either "—Repurchase of debentures by us at the option of the holder" or "—Repurchase of debentures by us at the option of the holder upon a fundamental change," you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

        Upon conversion, you will not receive any separate cash payment of interest (including contingent and additional interest, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of the full number of shares of our common stock and/or cash into which a debenture is convertible, together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the debenture; and

  •
  accrued and unpaid interest (including contingent and additional interest, if any) to but excluding the conversion date.

        As a result, accrued and unpaid interest (including contingent and additional interest, if any) to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date, holders of such debentures at the close of business on the record date will receive the interest (including contingent and additional interest, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Debentures, upon surrender for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest (including contingent and additional interest, if any) payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the date that is two business days after the corresponding interest payment date, (2) if we have specified a fundamental change repurchase date that is after a record date and on or prior to the date that is one business day after the corresponding interest payment date or (3) to the extent of any overdue interest (including any contingent and additional interest, if any) if any overdue interest exists at the time of conversion with respect to such debentures.

        If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

        Subject to the last paragraph of this section, in lieu of delivering shares of our common stock upon conversion of all or any portion of the debentures, we may elect to pay holders surrendering debentures for conversion an amount in cash for each $1,000 principal amount of debentures to be converted equal to the average of the last reported sale prices for the five consecutive trading days:

  •
  immediately following the date of notice of our election to deliver cash or a combination of cash and common stock, as described below, if we have not given notice of redemption; or

  •
  ending on the third trading day prior to the conversion date, in the case of a conversion following notice of redemption specifying that we intend to deliver cash or a combination of cash and common stock upon conversion, in either case multiplied by the conversion rate in effect on the conversion date; provided, however, that in no case shall the amount of cash delivered upon conversion of debentures exceed $1,000 per $1,000 principal amount of debentures to be converted, in which case any excess shall be paid in shares of our common stock (or cash in lieu of any fractional shares).

        Subject to the immediately following paragraph, we will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock, a combination of shares of our common stock and cash or to pay cash in lieu of delivery of shares of our common stock. If we elect to deliver all of such payment in shares of our common stock, the shares of our common stock will be delivered through the conversion agent (which initially shall be the trustee) to holders timely surrendering debentures no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of our common stock, will be made through the conversion agent to holders timely surrendering debentures no later than the tenth business day following the conversion date.

        At any time prior to maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures to satisfy in cash 100% of the principal amount of the debentures converted after the date of such election. After making such an election, we still may satisfy our conversion obligation to the extent it exceeds the principal amount in shares of our common stock (or cash in lieu of any fractional shares) in the same manner as set forth above.

Conversion upon satisfaction of market price condition

        You may surrender your debentures for conversion into our common stock (1) in any fiscal quarter commencing after September 3, 2004 and before February 16, 2029 (and only during such fiscal quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 125% of the applicable conversion price per share of our common stock on such last trading day and (2) at any time on or after February 17, 2029 if the last reported sale price of our common stock on any date on or after February 17, 2029 is greater than or equal to 125% of the conversion price.

        The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon satisfaction of trading price condition

        You may surrender your debentures for conversion into shares of our common stock prior to maturity during the five business day period after any three consecutive trading day period in which the "trading price" per $1,000 principal amount of debentures for each day during such three trading day period, as determined following a request by a holder of debentures in accordance with the procedures described below, was less than 98% of the product of the conversion rate and the average of the last reported sale price of our common stock for each day during such three trading day period (the "trading price condition"); provided that if, on the date of any conversion pursuant to the trading price condition that is on or after June 15, 2029, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% but less than 125% of the conversion price, then holders surrendering debentures for conversion will receive, in lieu of common stock based on the applicable conversion rate, an amount in cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, equal to the principal amount of the debentures being converted, plus accrued and unpaid interest (including contingent and additional interest, if any) to but excluding the conversion date (a "principal value conversion"). Any common stock delivered upon a principal value conversion will be valued at the average of the last reported sale price of our common stock for a five trading day period starting the third trading day following the conversion date and shall be delivered no later than the third business day following such valuation. Upon a surrender of your debentures for conversion we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under "—Conversion rights."

        The "trading price" of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $2,000,000 aggregate principal amount of debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of the debentures from a nationally recognized securities dealer, then the trading price per debenture will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

        In connection with any conversion upon satisfaction of the trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per debenture is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

Conversion upon notice of redemption

        If we call any or all of the debentures for redemption, you may convert any of your debentures that have been called for redemption into our common stock at any time prior to the close of business on the second business day prior to the redemption date.

Conversion upon specified corporate transactions

        If we elect to:

  •
  distribute to all holders of our common stock any rights, warrants, options or other securities entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock or securities convertible into shares of our common stock for not more than 45 days after the date of issuance thereof, in either case at an exercise price less than the average of the last reported sale price of a share of our common stock for the five trading days immediately preceding the declaration date of the distribution; or

  •
  distribute to all holders of our common stock, assets (including cash), evidences of indebtedness or other property or rights to subscribe for or purchase our securities (other than those described in the preceding bullet), which distribution has a per share value as determined by our board of directors exceeding 5% of the average of the last reported sale price of our common stock for the five trading days immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The "ex-dividend" date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

        In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction.

        If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under "—Repurchase of debentures by us at the option of the holder upon a fundamental change."

        In addition, if the transaction also constitutes a fundamental change for which a make-whole premium (as defined under "—Repurchase of debentures by us at the option of the holder upon a fundamental change") would have been payable upon the election of a holder of debentures to require us to repurchase such debentures in connection with such a fundamental change, a holder who instead elects to convert its debentures hereunder will be entitled to receive (i) at our option, shares of common stock, cash or a combination thereof (as described under "—Conversion rights") in respect of the conversion obligation, plus (ii) the applicable make-whole premium, which may be paid in cash, shares of common stock, or a combination thereof. The make-whole premium will be determined as described under "—Repurchase of debentures by us at the option of the holder upon a fundamental change."

Conversion upon credit ratings event

        If the debentures are rated by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Rating Services ("Standard & Poor's") or both, then you will have the right to surrender any or all of your debentures for conversion into our common stock prior to maturity as follows:

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  at any time when the long-term credit rating assigned to the debentures by either Moody's or Standard & Poor's is two or more levels below the credit rating initially assigned to the debentures; or

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  either Moody's or Standard & Poor's has discontinued, withdrawn or suspended its rating with respect to the debentures.

        The debentures have not been assigned a credit rating by any rating agency. We have no obligation to obtain a credit rating for the debentures, and these provisions do not apply to any credit rating that we have not requested.

Conversion procedures

        To convert your debenture into common stock you must do the following:

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  complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

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  surrender the debenture to the conversion agent;

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  if required, furnish appropriate endorsements and transfer documents;

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  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

        The first date on which you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global debenture.

        The conversion agent will, on your behalf, convert the debentures. You may obtain copies of the required form of the conversion notice from the conversion agent. Settlement of our obligation to deliver shares, cash or a combination thereof with respect to a conversion will occur on the dates described under "—Conversion rights." Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of debentures in book-entry form with DTC, in which case shares shall be delivered in accordance with applicable DTC procedures. In addition, we will pay cash for any fractional shares, as described above under "—Conversion rights."

        As described under "—Conversion rights," we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described above under "—Conversion rights."

Conversion rate adjustments

        The conversion rate will be adjusted as described below.

    (1)    If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1 OS0
where,
CR0	=	the conversion rate in effect immediately prior to such event
CR1	=	the conversion rate in effect immediately after such event
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
OS1	=	the number of shares of our common stock outstanding immediately after such event

    (2)    If we issue to all or substantially all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock within 45 days after the issuance thereof, in either case at an exercise price per share or a conversion price per share less than the last reported sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants options, or other securities or convertible securities are not exercised or converted prior to the expiration of the exercisability or convertibility thereof):

CR1 = CR0 ×	OS0 + X OS0 + Y
where,
CR0	=	the conversion rate in effect immediately prior to such event
CR1	=	the conversion rate in effect immediately after such event
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities
Y	=
the number of shares of our common stock equal to the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities divided by the average of the last reported sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities

    (3)    If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

      •
      dividends, distributions and rights, warrants, options, other securities or convertible securities referred to in clause (1) or (2) above;

      •
      dividends or distributions paid exclusively in cash described in clause (4) below; and

      •
      spin-offs described in this clause (3) below,

    then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0 - FMV
where,
CR0	=	the conversion rate in effect immediately prior to such distribution
CR1	=	the conversion rate in effect immediately after such distribution
SP0	=	the average of the last reported sale prices of our common stock for the 10 days prior to the business day immediately preceding the record date for such distribution
FMV	=
the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

    With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0 MP0
where,
CR0	=	the conversion rate in effect immediately prior to such distribution
CR1	=	the conversion rate in effect immediately after such distribution
FMV0	=
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 trading days after the effective date of the spin-off
MP0	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off

    The adjustment to the conversion rate under the preceding paragraph with respect to a spin-off will occur on the tenth trading day from, and including, the effective date of the spin-off.

  (4)
  If we pay or make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0 - C
where,
CR0	=	the conversion rate in effect immediately prior to the record date for such distribution
CR1	=	the conversion rate in effect immediately after the record date for such distribution
SP0	=	the average of the last reported sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the record date of such distribution
C	=	the amount in cash per share we distribute to holders of our common stock

    (5)    If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1) OS0 × SP1
where,
CR0	=	the conversion rate in effect on the date such tender or exchange offer expires
CR1	=	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer
OS0	=	the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires
OS1	=	the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires
SP1	=	the average of the last reported sale prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires

    If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

        If we adopt a rights plan while the debentures remain outstanding, you will receive, upon conversion of the debentures, in addition to shares of our common stock, the rights under the rights plan unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

        In addition to these adjustments, subject to compliance with NASD Marketplace Rule 4350(i), we may increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of shares of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and subject to compliance with NASD Marketplace Rule 4350(i), increase the conversion rate by any amount for any period if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of debentures notice of such an increase in the conversion rate in accordance with the indenture and applicable laws. A holder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Certain United States Federal Income and Estate Tax Consequences—U.S. holders—Constructive distributions."

        No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion solely as a holder of a debenture. Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

        The applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

  •
  upon the repurchase by us of shares of common stock from our employee protection and deferred compensation trusts or members of our senior management upon their resignation or termination of employment;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest (including contingent and additional interest, if any).

Notwithstanding anything else to the contrary, in no event shall the conversion price be less than $0.01.

Repurchase of debentures by us at the option of the holder

        You have the right to require us to repurchase all or a portion of your debentures for cash on June 15, 2011, June 15, 2014, June 15, 2019, June 15, 2024 and June 15, 2029 (each, a "repurchase date").

        We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

        The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including contingent and additional interest, if any) to but excluding the repurchase date.

        On or before the 25th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

  •
  the repurchase price;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  that the debentures with respect to which a repurchase election has been given by the holder may be converted only if the holder withdraws the repurchase election in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their debentures.

        To exercise the repurchase right, if your debentures are certificated, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled "Form of repurchase notice" on the reverse side of the debentures, duly completed, to the paying agent. Your repurchase election must state:

  •
  if certificated debentures have been issued, the debenture certificate numbers;

  •
  the portion of the principal amount of debentures to be repurchased, which must be in integral multiples of $1,000; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

        If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures and such procedures must be completed in sufficient time for your repurchase election to be provided to us in a timely manner.

        No debentures may be repurchased at the option of holders if there has occurred and is continuing on the repurchase date an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the debentures.

        You may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

        To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

        If the paying agent holds money sufficient to pay the repurchase price of the debentures to be repurchased on the repurchase date, then, on and after the business day following such date:

  •
  the debentures to be repurchased will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

  •
  all other rights of the holders of the debentures to be repurchased will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

        We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time purchase debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation or held by us. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Repurchase of debentures by us at the option of the holder upon a fundamental change

        If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on the fundamental change repurchase date, at a fundamental change repurchase price equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest (including contingent and additional interest, if any) to but excluding the fundamental change repurchase date.

        A "fundamental change" will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

  (i)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for purposes of this clause (i), such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of voting stock of the Company (for the purposes of this clause (i), such other person shall be deemed to beneficially own any voting stock of a person (the "specified person") held by any other person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (i)), directly or indirectly, of more than 50% of the voting power of the voting stock of such parent entity);

  (ii)
  individuals who on June 21, 2004 constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of 51% of our directors then still in office who were either directors on June 21, 2004 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office;

  (iii)
  the adoption of a plan relating to the liquidation or dissolution of the Company;

  (iv)
  the merger or consolidation of the Company with or into another person, or the merger of another person with the Company, or the sale of all or substantially all the assets of the Company (in each case, determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) hold directly or indirectly at least a majority of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before such merger or consolidation transaction and (B) in the case of a sale of assets transaction, (i) the transferee person(s) become(s) a guarantor in respect of the debentures and (ii) either (x) the transferee person(s) constitute(s) a subsidiary of the transferor(s) of such assets or (y) holders of securities that represented 100% of the voting stock of the Company immediately prior to such sale of assets transaction hold, directly or indirectly, at least a majority of the voting power of the voting stock of the transferee person(s) in such sale of assets transaction immediately after such sale of assets transaction and in substantially the same proportion as before such sale of assets transaction; or

  (v)
  our capital stock or other capital stock into which the debentures are convertible is neither listed for trading on a U.S. national or regional securities exchange nor approved for listing on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such capital stock are so listed or approved for listing in the United States.

        Notwithstanding anything to the contrary, a fundamental change will not be deemed to have occurred in respect of any of the foregoing, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations or securities prices, or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares, such publicly traded securities to be valued as of the date on which the transaction or transactions constituting the fundamental change are publicly announced.

        For purposes of the above paragraph the term "capital stock" of any person means any and all shares (including ordinary shares or American Depository Shares), interests, participations or other equivalents however designated of capital stock or other equity participations, including partnership interests, whether general or limited, of such person (collectively, an "equity interest") and any and all rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person. For purposes of the preceding paragraph, the term "voting stock" of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        If a fundamental change (except for any fundamental change relating solely to paragraph (ii) of the definition thereof) occurs prior to June 15, 2011, we will pay, in addition to the fundamental change repurchase price described above, a make-whole premium to a holder of debentures who elects to require us to repurchase such debentures in connection with such a fundamental change. If the holder is otherwise entitled to, and does, surrender the debentures for conversion as described under "—Conversion upon specified corporate transactions" in connection with such a fundamental change, in lieu of requiring us to repurchase such debentures as described above, the holder will receive (i) at our option, shares of common stock, cash or a combination thereof (as described under "—Conversion rights") in respect of the conversion obligation, plus (ii) the applicable make-whole premium as described below. The make-whole premium payable to a holder who elects to require us to repurchase such debentures as provided in this paragraph may be paid in cash, shares of common stock, or a combination thereof.

        The make-whole premium will be equal to an amount that is derived by multiplying the original principal amount of the debentures by a specified percentage (the "additional premium"). The additional premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in the transaction constituting the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days up to but not including the effective date of the fundamental change.

        The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        The following table sets forth the additional premiums (table in percentages):

Additional premium upon fundamental change
(% of original principal amount)

Effective Date	Stock Price
	$32.14	$38.00	$44.00	$50.00	$56.00	$62.00	$68.00	$74.00	$80.00	$86.00	$92.00	$98.00	$104.00	$110.00	$116.00
June 15, 2004	0.0%	14.3%	17.4%	15.9%	14.8%	13.9%	13.2%	12.6%	12.1%	11.6%	11.2%	10.9%	10.5%	10.2%	0.0%
June 15, 2005	0.0%	13.7%	16.5%	14.9%	13.6%	12.7%	12.0%	11.4%	10.9%	10.4%	10.1%	9.7%	9.4%	9.1%	0.0%
June 15, 2006	0.0%	12.9%	15.3%	13.5%	12.2%	11.2%	10.5%	9.9%	9.4%	9.0%	8.7%	8.4%	8.1%	7.9%	0.0%
June 15, 2007	0.0%	12.2%	14.2%	12.1%	10.6%	9.5%	8.8%	8.2%	7.8%	7.4%	7.1%	6.9%	6.6%	6.5%	0.0%
June 15, 2008	0.0%	10.9%	12.3%	10.0%	8.4%	7.4%	6.6%	6.1%	5.8%	5.5%	5.3%	5.1%	4.9%	4.8%	0.0%
June 15, 2009	0.0%	9.2%	10.0%	7.3%	5.7%	4.7%	4.1%	3.8%	3.5%	3.4%	3.2%	3.1%	3.1%	3.0%	0.0%
June 15, 2010	0.0%	6.4%	6.3%	3.5%	2.2%	1.6%	1.3%	1.2%	1.1%	1.1%	1.1%	1.1%	1.0%	1.0%	0.0%
June 15, 2011	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

        The exact stock price and repurchase dates may not be set forth in the table above, in which case:

  •
  If the stock price is between two stock price amounts in the table or the repurchase date is between two effective dates in the table, the additional premium will be determined by a straight-line interpolation between the additional premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

  •
  If the stock price is equal to or in excess of $116.00 per share (subject to adjustment), no make-whole premium will be paid.

  •
  If the stock price is less than or equal to $32.14 per share (subject to adjustment), no make-whole premium will be paid.

        Not less than 25 trading days before the fundamental change repurchase date, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change;

  •
  the date of the fundamental change;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the fundamental change repurchase price;

  •
  the make-whole premium, if any;

  •
  the fundamental change repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their debentures.

        To exercise the repurchase right, if your debentures are certificated, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written fundamental change repurchase election and the form entitled "Form of Fundamental Change Repurchase Notice" on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

  •
  if certificated debentures have been issued, the certificate numbers of your debentures to be delivered for repurchase;

  •
  the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

        If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures and such procedures must be completed in sufficient time for your repurchase election to be provided to us in a timely manner.

        No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

        You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

  •
  the principal amount of the debentures, if any, which remains subject to the fundamental change repurchase notice.

        If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

        To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your fundamental change repurchase notice. Payment of the fundamental change repurchase price for a debenture will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the debentures.

        We will be required to repurchase the debentures no later than 35 days after the date of our notice of the occurrence of the relevant fundamental change but in no event prior to the date on which the fundamental change occurs.

        If the paying agent holds money sufficient to pay the fundamental change repurchase price and the make-whole premium, if applicable, of the debentures to be repurchased on the fundamental change repurchase date, then on and following such date:

  •
  the debentures to be repurchased will cease to be outstanding and interest thereon will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

  •
  all other rights of the holder of the debentures to be repurchased will terminate (other than the right to receive the fundamental change repurchase price and the make-whole premium, if applicable, upon delivery or transfer of the debentures).

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

        The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquisition or takeover of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

        The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

        Our obligation to make a repurchase upon a fundamental change will be satisfied if a third party makes the fundamental change repurchase offer in the manner, at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change repurchase offer required to be made by us, purchases all debentures properly tendered and not withdrawn under the fundamental change repurchase offer and otherwise complies with the obligations in connection therewith.

Merger and sale of assets by us

        The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all of our assets to, any person, unless:

  •
  the resulting, surviving or transferee person (the "Successor Company") shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of the Company under the debentures and the indenture;

  •
  immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

  •
  the Company shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, conveyance or lease and such supplemental indenture (if any) comply with the indenture.

        The Successor Company will be the successor to the Company and shall succeed to and be substituted for, and may exercise every right and power of, the Company under the indenture, and the Company, except in the case of a lease, shall be released from its obligations under the debentures and the indenture.

Events of default; notice and waiver

        The following will be events of default under the indenture:

  •
  we fail to pay principal of the debentures when due at maturity, upon redemption, upon repurchase or otherwise;

  •
  we fail to pay any interest (including contingent and additional interest, if any) on the debentures when due and such failure continues for a period of 30 days;

  •
  we fail to provide notice of the occurrence of a fundamental change within 25 days after one occurrence of such fundamental change;

  •
  we fail to comply with our obligations described under "—Merger and sale of assets by us" above;

  •
  we default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the debentures as required under the indenture and such default continues for a period of 10 days or more;

  •
  we fail to comply with or observe any of the other covenants or warranties in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures;

  •
  indebtedness of the Company or any of its subsidiaries is not paid after final maturity or is accelerated by the holders thereof because of a default and the total amount of such indebtedness unpaid or accelerated exceeds $10 million, or its foreign currency equivalent at the time and such failure to pay is not cured or the acceleration is not rescinded or annulled within 10 days after written notice as provided in the indenture;

  •
  any final judgment or decree for the payment of money in excess of $10 million, or its foreign currency equivalent at the time, above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitee has not disclaimed responsibility is entered against the Company or any of its subsidiaries, remains outstanding for a period of

    60 days following the entry of such judgment and is not discharged or waived or does not have the execution thereof effectively stayed (including by agreement) within 10 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures; or

  •
  certain events involving our bankruptcy, insolvency or reorganization.

        Our obligations under the indenture are not intended to provide creditors' rights in bankruptcy for amounts in excess of the principal amount plus accrued and unpaid interest (including contingent and additional interest, if any). The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including contingent or additional interest, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest (including contingent and additional interest, if any) on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including contingent and additional interest, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest (including contingent and additional interest, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debentures may rescind any such acceleration with respect to the debentures and its consequences.

        The holders of a majority in aggregate principal amount of the outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent or additional interest, if any) on the debentures, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in aggregate principal amount of outstanding debentures make a written request to the trustee to pursue the remedy;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee;

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity; and

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the debentures within 60 days of such notice.

        The indenture will require us to deliver to the trustee an annual statement as to performance of our obligations under the indenture and as to any defaults.

        A default in the payment of the debentures, or a default with respect to the debentures that causes them to be accelerated, may give rise to a cross-default under our existing bank line of credit or other indebtedness.

Satisfaction and discharge of the indenture

        The indenture will generally cease to be of any further effect with respect to the debentures, if:

  •
  we have delivered to the trustee for cancellation all of the outstanding debentures (with certain limited exceptions); or

  •
  all of the debentures not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity, upon any redemption date or repurchase date (including upon the occurrence of a fundamental change), upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash, shares of our common stock or a combination thereof (as applicable under the terms of the indenture) sufficient to pay all the outstanding debentures, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Legal defeasance and covenant defeasance

        The debentures will not be subject to any defeasance provisions under the indenture.

Amendment and waiver

        Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in aggregate principal amount of outstanding debentures (including consents obtained in connection with a tender offer or exchange for debentures) and any past default or non-compliance with any provisions of the indenture may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding debentures. However, an amendment or waiver requires the consent of the holder of each outstanding debenture affected thereby if it would:

  •
  reduce the amount of debentures whose holders must consent to an amendment;

  •
  reduce the stated rate of or extend the stated time for payment of interest (including contingent and additional interest, if any) on any debenture;

  •
  affect our right to redeem any debenture on a redemption date in a manner adverse to such holder;

  •
  affect our obligation to repurchase any debenture at the option of such holder in a manner adverse to such holder;

  •
  affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

  •
  reduce the amount payable upon the redemption or repurchase of any debenture or change the time at which any debenture may be redeemed or repurchased;

  •
  make any debenture payable in money other than that stated in the debenture;

  •
  impair the right of such holder to convert any debenture or reduce the number of shares of our common stock or any other property receivable upon conversion other than as expressly contemplated by the anti-dilution provisions of the indenture;

  •
  impair the right of such holder to receive payment of principal of and interest (including contingent and additional interest, if any) on such holder's debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debentures; or

  •
  make any change in the amendment or waiver provisions of the indenture that require such holder's consent.

        We are permitted to amend certain provisions of the indenture without the consent of the holders of the debentures, including amendments to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  provide for the assumption by a successor corporation of our obligations under the indenture;

  •
  provide for uncertificated debentures in addition to or in place of certificated debentures (provided, however, that the uncertificated debentures are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, in a manner such that the uncertificated debentures are described in Section 163(f)(2)(b) of the Internal Revenue Code of 1986, as amended);

  •
  add guarantees with respect to the debentures;

  •
  secure the debentures;

  •
  add covenants for the benefit of the holders;

  •
  make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture;

  •
  surrender any right or power conferred upon us;

  •
  subject to compliance with NASD Marketplace Rule 4350(i), reduce the conversion price or increase the consideration payable to any holder, provided, that the reduction will not adversely affect the interests of the holders;

  •
  evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

  •
  comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended.

Calculations in respect of debentures

        Unless otherwise specified herein or in the indenture, we will be responsible for making all calculations with respect to the debentures. These calculations include, but are not limited to, determinations of the market prices of our common stock and the debentures, the amount of accrued interest (including contingent and additional interest, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information concerning the trustee

        We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business. The trustee will be permitted to engage in other transactions; provided, that if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Governing law

        The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, denomination, exchange, registration and transfer

        The debentures will be issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

        Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and paying agent

        We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

        However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Authorization and listing

        We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the debentures, that number of shares of our common stock as shall from time to time be issuable upon conversion of all of the debentures then outstanding. The shares of our common stock issuable upon conversion of the debentures are approved for listing on the Nasdaq National Market.

Notices

        Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Rule 144A information request

        We will furnish to the holders or beneficial holders of the debentures or the shares of our common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Registration rights

        We entered into a resale registration rights agreement with the initial purchasers pursuant to which we have, for the benefit of the holders of the debentures and the common stock issuable upon conversion thereof (which debentures and shares of common stock are collectively called, "registrable securities"), filed a shelf registration statement, of which this prospectus is a part, covering resales of the registrable securities pursuant to Rule 415 under the Securities Act.

        We are obligated to use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

  (i)
  July 1, 2006;

  (ii)
  the date when the holders of the registrable securities are able to sell the registrable securities immediately without restriction pursuant to volume limitation provisions of Rule 144 under the Securities Act; and

  (iii)
  such time as all of the registrable securities have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

        We may suspend the effectiveness of the shelf registration statement or the use of this prospectus during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of:

  •
  30 days in any 90 day period; or

  •
  120 days for all periods in any 360 day period.

        However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 30 days to 45 days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of such a suspension.

        The occurrence or existence of any of the following events constitutes a "registration default":

  •
  certain post-effective amendments required to be filed as described below are not declared effective prior to the 60th day following the date on which any such post-effective amendment is required to be filed; or

  •
  we have not named a holder as a selling securityholder in the prospectus or filed a post-effective amendment within the required time periods (other than due to a failure by such selling security holder to provide the required information on a timely basis); or

  •
  the registration statement ceases to be effective or fails to be usable and:

  (i)
  we do not cure the registration statement by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act;

  (ii)
  if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 30th day or 45th day, as the case may be; or

  (iii)
  a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 120 days.

        If a registration default occurs, additional interest will accrue on the debentures that are transfer restricted securities, from and including the day following the registration default to (but excluding) the earlier of:

  •
  the day on which the registration default has been cured; and

  •
  the date the registration statement is no longer required to be kept effective.

        Additional interest will be paid semiannually in arrears on each June 15 and December 15 and will accrue in respect of each debenture, at a rate equal to 0.25% per annum of the outstanding principal amount thereof for the first 90 days after the occurrence of the registration default and 0.50% per annum of the outstanding principal amount thereof after the first 90 days. In no event will additional interest exceed 0.50% per year. In addition, such holder will receive, on the settlement date for any debentures surrendered for conversion during a registration default, accrued and unpaid additional interest to (but excluding) the conversion date relating to such settlement date. If a holder converts some or all of its debentures into common stock, the holder will not be entitled to receive additional interest on such common stock.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement will:

  •
  be required to be named as a selling security holder in this prospectus;

  •
  be required to deliver a copy of this prospectus to purchasers;

  •
  be subject to the civil liability provisions under the Securities Act in connection with any sales; and

  •
  be subject to the provisions of the resale registration rights agreement, including indemnification provisions.

        Under the resale registration rights agreement, we are required to:

  •
  pay all expenses associated with the shelf registration statement;

  •
  provide each registered holder with copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the debentures and shares of our common stock issued upon conversion of the debentures in accordance with the terms and conditions of the resale registration rights agreement.

Book-entry system

        The debentures are evidenced by one or more global debentures. We have deposited the global debenture or debentures with DTC and registered the global debentures in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

        Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies, and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede &

Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global debenture.

        We will pay interest (including contingent and additional interest, if any) on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

  •
  for maintaining, supervising, or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent, nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies, and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, DTC has ceased to be a clearing agency registered under the Exchange Act, or an event of default has occurred and is continuing, we will issue debentures in certificated form in exchange for global debentures. In addition, beneficial interests in a global note may be exchanged for certificated notes upon the reasonable request of any beneficial holder on terms acceptable to us, the trustee, and the depositary. We may at any time and in our sole discretion determine not to have debentures represented by global debentures and in such event will issue certificates in definitive form in exchange for the global debentures.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock is qualified in its entirety by reference to applicable provisions of Massachusetts law and our amended and restated articles of organization and amended and restated by-laws, the complete text of which are on file with the SEC.

Authorized and outstanding capital stock

        Our authorized capital stock consists of 25,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of September 20, 2004, there were 9,735,665 shares of common stock outstanding and no shares of preferred stock outstanding.

Common stock

        Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to the holders of outstanding preferred stock, if any, the holders of common stock are entitled to receive whatever lawful dividends the board of directors may declare. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, and subject to the rights of the holders of outstanding preferred stock, if any, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Our common stock has no preemptive, redemption, conversion, or subscription rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred stock

        Our amended and restated articles of organization authorize our board of directors, subject to any limitations prescribed by Massachusetts law, to issue preferred stock in one or more series, to establish from time to time the number of shares in each series, and to fix the preferences, voting powers, qualifications, and special or relative rights or privileges of the preferred stock. Our board of directors may issue preferred stock with voting, conversion, and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock. Although we have no current plans to issue any preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Anti-takeover effects of provisions of our articles of organization and by-laws and of Massachusetts law

        Our amended and restated articles of organization and amended and restated by-laws and Massachusetts law contain provisions that could have anti-takeover effects and that could discourage, delay, or prevent a change in our control or our acquisition at a price that many stockholders or debenture holders may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to effect some corporate actions, including the election of directors. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock or the debentures.

Articles and by-laws

        Our by-laws provide that, in order to nominate any person for election as one of our directors at any annual or special meeting of stockholders, a stockholder must notify us of the nomination a specified number of days before the meeting and must furnish us information about the stockholder and the intended nominee. Similarly, the by-laws provide that, in order to bring any business before any annual or special meeting of stockholders, a stockholder must provide us advance notice of the proposal and must furnish us with information about the stockholder, other supporters of the proposal, their stock ownership, and their interest in the proposed business.

        Our by-laws require us to call a special meeting of stockholders only at the request of stockholders holding at least 40% of our voting power. The provisions in the by-laws pertaining to nominations of directors and the presentation of business before a meeting of the stockholders may not be amended, nor may any other provision inconsistent with those provisions be adopted, without the approval of either our board of directors or the holders of at least 80% of our voting power.

        Our articles of organization provide that certain transactions, such as the sale, lease, or exchange of all or substantially all of our property and assets or our merger or consolidation into or with any other corporation, may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote on the matter, rather than by two-thirds as otherwise provided by statute, but only if a majority of the directors has authorized the transaction and all other applicable requirements of the articles of organization have been met.

        Our articles of organization contain a "fair price" provision that provides that certain "business combinations" with any "interested stockholder," as those terms are defined in the fair price provision, may not be consummated without the approval of the holders of at least 80% of our voting power, unless (1) our stockholders do not receive any cash or other consideration in the business combination solely in their capacity as stockholders and the combination is approved by at least a majority of the "disinterested directors," as defined in the fair price provision, or (2) for any other business combination, it is approved by at least a majority of the disinterested directors and certain minimum price and procedural requirements are met. A significant purpose of the fair price provision is to deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire control of us. The affirmative vote of the holders of 80% of our voting power is required to amend or repeal the fair price provision or adopt any provision inconsistent with it.

Massachusetts law

        We are subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person becomes an interested stockholder, unless:

  •
  before that date, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

  •
  the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by directors who are also officers and certain employee stock plans) at the time it becomes an interested stockholder; or

  •
  the business combination is approved by the board of directors and by the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) voting at a meeting.

        In general, an "interested stockholder" under the statute is a person who owns 5% or more of the outstanding voting stock of the corporation, or 15% or more in the case of a person eligible to file a Schedule 13G under the Exchange Act with respect to that voting stock, or a person who is an affiliate or associate of the corporation and within the previous three years was the owner of 5% or more of the outstanding voting stock of the corporation, or 15% or more in the case of a person eligible to file a Schedule 13G with respect to that voting stock. A "business combination" under the statute generally includes mergers, consolidations, stock and asset sales, and other transactions with the interested stockholder resulting in a financial benefit to the interested stockholder, except proportionately as a stockholder of the corporation. We may at any time amend our articles of organization or by-laws to elect not to be governed by Chapter 110F by a vote of the holders of a majority of our voting stock. Such an amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested stockholder on or before the date of the amendment.

        We are currently subject to Section 8.06 of Chapter 156D of the Massachusetts General Laws. Section 8.06 requires that any publicly held Massachusetts corporation have a classified, or staggered, board of directors unless the corporation opts out of the statute's coverage. Section 8.06 requires that the classified board consist of three classes as nearly equal in size as possible and provides that directors may be removed only for cause, as defined in the statute. We have not elected to opt out of this statute's coverage. We may, however, by the vote of the board of directors or two-thirds of each class of our stock at a meeting opt out of Section 8.06.

        Our by-laws exempt us from Chapter 110D of the Massachusetts General Laws, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder who acquires 20% or more of the outstanding voting stock of a corporation subject to this statute may not vote that stock unless the disinterested stockholders of the corporation so authorize. In addition, Chapter 110D permits a corporation to provide in its articles of organization or by-laws that the corporation may redeem, for fair value, all of the shares acquired in a control share acquisition if the interested stockholder does not deliver a control share acquisition statement or if the interested stockholder delivers a control share acquisition statement but the disinterested stockholders of the corporation do not authorize voting rights for those shares. If the disinterested stockholders authorize voting rights and after a control share acquisition the acquiring stockholder beneficially owns shares entitling the acquiring stockholder to vote, or direct the voting of, shares having a majority or more of all voting power in the election of directors, each stockholder who did not vote in favor of authorizing the voting rights may demand payment for its shares and appraisal rights. We may amend our articles of organization or by-laws at any time to subject us to this statute prospectively.

        We are currently subject to Section 7.04 of Chapter 156D of the Massachusetts General Laws, which allows stockholders to approve actions by unanimous written consent or, to the extent allowed by a corporation's articles of organization, by written consent of the stockholders having not less than the minimum number of votes necessary to take the action at a meeting. We have not taken any steps to opt into this provision of Section 7.04, but we may amend our articles of organization at any time to subject us to this statute.

Limitation of liability and indemnification

        Our articles of organization provide that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation will not eliminate or limit liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, dealing with liability for unauthorized distributions and loans to insiders, respectively, or any successor statute (as of July 1, 2004, we became subject to Chapter 156D of the Massachusetts General Laws, which allows a corporation to eliminate or limit director liability related to loans to insiders and pursuant to our articles of organization, automatically, as of July 1, 2004, none of our directors are liable for breach of fiduciary duty as a director related to loans to insiders); or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our articles of organization further provide for the indemnification of our directors and officers to the fullest extent permitted by the Massachusetts General Laws, including circumstances in which indemnification is otherwise discretionary. We are subject to Sections 8.51, 8.55 and 8.56 of Chapter 156D of the Massachusetts General Laws. Sections 8.51 and 8.56 will generally allow us to indemnify directors and officers only if the director or officer:

  •
  conducted himself in good faith; and

  •
  reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and

  •
  in the case of any criminal proceeding, he had no reasonable cause to believe the conduct was unlawful; or

  •
  engaged in conduct described in the preceding paragraph for which he is not liable.

        Section 8.55 of Chapter 156D will further restrict our ability to indemnify directors to situations where a determination has been made that the director met the standards of conduct set forth in Section 8.51. The determination must be made by:

  •
  the majority vote of the disinterested directors or a committee of two or more disinterested directors, provided, in each case, there are two or more disinterested directors;

  •
  by special legal counsel selected by the disinterested directors set forth in the previous bullet or by the board of directors if there are fewer than two disinterested directors; or

  •
  by the stockholders, excluding shares held by directors who are not disinterested.

        A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above. These provisions may also shield directors from liability under federal and state securities laws.

Stock transfer agent

        The transfer agent and registrar for our common stock is EquiServe L.P.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership, and disposition of the debentures, and where noted, the common stock, as of the date of this prospectus. Except where noted, this summary deals only with a debenture or common stock held as a capital asset by a holder who purchases the debentures on original issuance at its initial offering price, and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding the debentures as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who is an investor in a pass-through entity;

  •
  a United States person whose "functional currency" is not the U.S. dollar;

  •
  a "controlled foreign corporation";

  •
  a "foreign personal holding company";

  •
  a "passive foreign investment company"; or

  •
  a United States expatriate.

        The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

        For purposes of this discussion, a U.S. holder is a beneficial owner of a debenture that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source;

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        The term "non-U.S. holder" means a beneficial owner of a debenture or share of common stock (other than a partnership) that is not a U.S. holder.

        If a partnership holds the debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the debentures, you should consult your own tax advisors.

        No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for U.S. federal income and estate tax purposes. The Internal Revenue Service (the IRS) has issued a revenue ruling with respect to instruments similar to the debentures. This ruling supports certain aspects of the treatment described below. However, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income and estate tax consequences regarding this particular offering. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

        If you are considering the purchase of debentures, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the debentures, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of debentures.

Classification of the debentures

        Under the indenture governing the debentures, we and each holder of the debentures agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. The remainder of this discussion assumes that the debentures will be so treated and does not address any possible differing treatments of the debentures. However, the application of the Contingent Debt Regulations to instruments such as the debentures is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the debentures to common stock, and might recognize capital gain or loss upon a taxable disposition of its debentures. Holders should consult their tax advisors concerning the tax treatment of holding the debentures.

Accrual of interest

        Under the Contingent Debt Regulations, actual cash payments on the debentures, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the debentures;

  •
  require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

  •
  generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the debentures.

        You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the debentures, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the debentures.

        The issue price of a debenture will be the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the debentures.

        Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the debentures. We have determined the comparable yield of the debentures based on the rate, as of the initial issue date, at which we would issue a fixed-rate, nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the debentures. Accordingly, we have determined that the comparable yield is an annual rate of 7.0%, compounded semi-annually. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us.

        We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the debentures and estimates the amount and timing of contingent interest payments and payment upon maturity on the debentures taking into account the fair market value of the common stock that might be paid upon a conversion of the debentures. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Incorporation of Documents by Reference." By purchasing the debentures, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the debentures.

        The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the debentures and do not constitute a projection or representation regarding the actual amount of the payments on a debenture.

Adjustments to interest accruals on the debentures

        If the actual contingent payments made on the debentures differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the debentures for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If you receive in a taxable year actual payments with respect to the debentures for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the debentures, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

  •
  third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

Sale, exchange, conversion or redemption

        Upon the sale, exchange, conversion, repurchase or redemption of a debenture, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the debentures. As a holder of a debenture, you agree that under the Contingent Debt Regulations, we will report the amount realized as including the fair market value of our stock that you receive on conversion or otherwise as a contingent payment. Such gain on a debenture generally will be treated as ordinary income. Loss from the disposition of a debenture will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the debentures. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the debentures were held for greater than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

        Special rules apply in determining the tax basis of a debenture. Your tax basis in a debenture is generally increased by original issue discount (before taking into account any adjustments) you previously accrued on the debentures, and reduced by the projected amount of any payments previously scheduled to be made on the debentures.

        Under this treatment, your adjusted tax basis in the common stock received upon conversion or otherwise of a debenture will equal the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day of conversion or otherwise.

        Given the uncertain tax treatment of instruments such as the debentures, you should contact your tax advisers concerning the tax treatment on conversion of a debenture and the ownership of the common stock.

Constructive distributions

        The conversion ratio of the debentures will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debentures, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. You should consult your tax advisors concerning the tax treatment of such constructive dividends received by you.

Non-U.S. holders

        The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of debentures or shares of common stock.

Payments with respect to the debentures

        The 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest (including amounts taken into income under the accrual rules described above under "—U.S. holders" and a payment of common stock pursuant to a conversion or otherwise) on a debenture, provided that:

  •
  interest paid on the debenture is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest (including original issue discount) on a debenture is described in Section 881(c)(3)(A) of the Code;

  •
  our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(l) of the Code and we are not a "U.S. real property holding corporation"; and

  •
  you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your debentures through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to holders that are pass-through entities.

        If you cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        If you are engaged in a trade or business in the United States and interest (including original issue discount) on a debenture is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax if you satisfy the certification requirement described under "Payments with respect to the debentures") in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a "branch profits tax" equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Payments on common stock and constructive dividends

        Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see "—U.S. holders—Constructive distributions" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, exchange or redemption of shares of common stock

        Any gain realized upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by you,

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a "branch profits tax" at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

        We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes. If we are or become a "United States real property holding corporation" and our common stock is and continues to be regularly traded on an established securities market, only a non-United States holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

U.S. federal estate tax

        The U.S. federal estate tax will not apply to debentures owned by you at the time of your death, provided that any payment to you on the debentures, including original issue discount, would be eligible for exemption from the 30% federal withholding tax under the rules described under "—Payments with respect to the debentures" without regard to the sixth bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

        In general, if you are a U.S. holder of debentures or shares of common stock information reporting requirements will apply to all payments we make to you and the proceeds from a sale of a debenture or share of common stock made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

        In general, if you are a non-U.S. holder, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above under "—Payments with respect to the debentures." We must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends paid to such holder and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        In addition, if you are a non-U.S. holder, payments of the proceeds of a sale of a debenture or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries are subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITYHOLDERS

        The debentures were originally issued by us and sold by J.P. Morgan Securities Inc., Piper Jaffray & Co. and William Blair & Company L.L.C., as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the debentures and common stock into which the debentures are convertible.

        The debenture holders listed below have represented to us that they purchased the debentures and the common stock issuable upon conversion of the debentures for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions. We agreed to file this registration statement to register the resale of the debentures and the common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the debentures and the common stock issuable upon their conversion no longer qualify as "registrable securities" under the resale registration rights agreement. In addition, pursuant to contractual arrangements with Gordon C. Rausser, a current stockholder, we are required to include for resale pursuant to this prospectus 135,939 shares of common stock held by Mr. Rausser.

        The following table shows information, as of September 21, 2004, with respect to the selling securityholders and the principal amounts of debentures and common stock they beneficially own that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. None of the selling securityholders has had any material relationship with us or our affiliates within the past three years.

	Debentures		Common Stock (Issuable Upon Conversion of the Debentures)
		Principal Amount Beneficially Owned After Completion of this Offering(1)
Full Legal Name of Selling Securityholder	Principal Amount Beneficially Owned Prior to this Offering		Shares Beneficially Owned Prior to this Offering(2)	Shares Beneficially Owned After Completion of this Offering(1)
Barclays Global Investors Diversified Alpha Plus Funds	$1,124,000	$0	28,100	0
BNP Paribas Equity Strategies, SNC (3)	1,935,000	0	49,645	1,270
CNH CA Master Account L.P.	1,000,000	0	25,000	0
Context Convertible Arbitrage Fund, LP	900,000	0	22,500	0
Context Convertible Arbitrage Offshore, LTD	2,700,000	0	67,500	0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,885,000	0	47,125	0
DBAG London	5,192,000	0	129,800	0
DKR SoundShore Opportunity Holding Fund ltd.	1,750,000	0	43,750	0
Forest Fulcrum Fund, L.P.	922,000	0	23,050	0
Forest Global Convertible Fund, Ltd, Class A-5	2,615,000	0	65,375	0
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	680,000	0	17,000	0
Grace Convertible Arbitrage Fund, Ltd.	3,500,000	0	87,500	0
HFR CA Global Opportunity Master Trust	1,168,000	0	29,200	0
HFR RVA Select Performance Master Trust	93,000	0	2,325	0

Highbridge International LLC	$8,000,000	$0	200,000	0
JP Morgan Securities Inc.	3,000,000	0	75,000	0
KBC Convertible Arbitrage Fund	450,000	0	11,250	0
KBC Convertible Opportunities	900,000	0	22,500	0
KBC Convertibles Mac 28 Limited	70,000	0	1,750	0
KBC Financial Products USA Inc.	2,000,000	0	50,000	0
KBC Multi Strategy Arbitrage Ltd	1,030,000	0	25,750	0
Laurel Ridge Capital, LP	500,000	0	12,500	0
LLT Limited	457,000	0	11,425	0
Lyxor/Convertible Arbitrage Fund Limited	345,000	0	8,625	0
Lyxor/Forest Fund Limited	2,685,000	0	67,125	0
Man Convertible Bond Master Fund, Ltd.	2,717,000	0	67,925	0
McMahon Securities Co. L.P.	1,000,000	0	25,000	0
Melody Aim Limited	50,000	0	1,250	0
National Bank of Canada	300,000	0	7,500	0
Polaris Vega Fund L.P.	4,350,000	0	108,750	0
Royal Bank of Canada	300,000	0	7,500	0
Singlehedge US Convertible Arbitrage Fund	440,000	0	11,000	0
Sphinx Convertible Arbitrage SPC	1,286,000	0	32,150	0
St. Thomas Trading, Ltd.	2,533,000	0	63,325	0
Sturgeon Limited	395,000	0	9,875	0
Sunrise Partners Limited Partnership	9,150,000	0	228,750	0
Tribeca Investments Ltd.	7,000,000	0	175,000	0
UBS AG London–f/b/o HFS	3,000,000	0	75,000	0
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Ltd.	5,000,000	0	125,000	0
Univest Convertible Arbitrage Fund II LTD (Norshield)	125,000	0	3,125	0
Xavex Convertible Arbitrage 4 Fund	260,000	0	6,500	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,210,000	0	30,250	0
Any other holder of debentures or future transferee, pledgee, donee or successor of any such holder (4)(5)	5,983,000	0	149,575	0
Gordon C. Rausser (6)	0	0	226,939	91,000

TOTAL	$90,000,000	$0	2,478,209	92,270

(1)
We do not know when or in what amounts a selling securityholder may offer the debentures or shares of common stock for sale. The selling securityholder might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.

(2)
Amounts assume conversion of all the securityholders' debentures at the initial conversion rate of 25.00 shares of common stock per $1,000 principal amount of debentures. However, the conversion rate is subject to adjustment as described under "Description of debentures—Conversion rate adjustments." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(3)
Shares beneficially owned prior to this offering includes 48,375 shares of common stock issuable upon conversion of the debentures held by BNP Paribas Equity Strategies, SNC, which are registered hereunder. Also includes 1,270 shares of common stock currently owned by BNP Paribas Equity Strategies, SNC that are not registered hereunder.

(4)
We will identify such selling security holders in amendments to this registration statement of which this prospectus is a part.

(5)
Amounts assume that any other holders of debentures, or any future transferee, pledgee, donee or successor of any such other holders of debentures, do not beneficially own any shares of our common stock other than the shares of our common stock issuable upon conversion of the debentures.

(6)
Shares beneficially owned prior to this offering includes 135,939 shares of common stock that are registered hereunder. However, these shares have been pledged to us as collateral for a loan issued to Mr. Rausser and are subject to contractual restrictions on resale. Also includes 91,000 additional shares of common stock currently owned by Mr. Rausser that are not registered hereunder.

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the securities offered by this prospectus. These securities may be offered and sold from time to time by the selling securityholders. The term "selling securityholders" includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

        The selling securityholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  in privately negotiated transactions; and

  •
  in options transactions.

        In addition, any shares that qualify for sale pursuant to Rule 144 or Rule 144A may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the debentures and shares of our common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the debentures and shares of our common stock short and redeliver the debentures and shares of our common stock to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the debentures or shares offered by this prospectus, which debentures and shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged debentures and shares of our common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

        In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the debentures and the shares of our common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the debentures and the shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of debentures and the shares of our common stock in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the debentures or shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of debentures and shares of our common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of debentures and the shares of our common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        Pursuant to the resale registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the selling securityholders (excluding Gordon C. Rausser) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our consolidated financial statements at November 30, 2002 and November 29, 2003, and for each of the three years in the period ended November 29, 2003, included in our Annual Report on Form 10-K filed on February 25, 2004, and incorporated by reference herein and in the registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report which is also included therein and incorporated by reference herein and in the registration statement.

        The consolidated financial statements of InteCap, Inc. and subsidiaries at December 31, 2003 and 2002 and for each of the years then ended, included in our current report on Form 8-K/A file on June 15, 2004, and incorporated by reference herein and in the registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about InteCap, Inc. and subsidiaries' ability to continue as a going concern as described in Note 2 to those consolidated financial statements) which is also included therein and incorporated by reference herein and in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.

Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

        This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. As noted in "Where You Can Find More Information," we filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC of which this prospectus is a part. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in "Where You Can Find More Information." The documents we are incorporating by reference are:

  (a)
  Our Annual Report on Form 10-K for the fiscal year ended November 29, 2003 filed on February 25, 2004 (File No. 000-24049);

  (b)
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 20, 2004 filed on April 1, 2004 (File No. 000-24049);

  (c)
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 14, 2004 filed on June 28, 2004, as amended on June 30, 2004 and July 14, 2004 (File No. 000-24049);

  (d)
  Our current report on Form 8-K filed on March 23, 2004 (File No. 000-24049);

  (e)
  Our current report on Form 8-K filed on May 6, 2004, as amended on June 15, 2004 and July 14, 2004 (File No. 000-24049);

  (f)
  Our current report on Form 8-K filed on June 15, 2004 (File No. 000-24049);

  (g)
  Our current report on Form 8-K filed on June 16, 2004 (File No. 000-24049);

  (h)
  Our current report on Form 8-K filed on July 1, 2004 (File No. 000-24049);

  (i)
  Our current report on Form 8-K filed on August 31, 2004 (File No. 000-24049);

  (j)
  Those portions of our definitive proxy statement for our annual meeting of stockholders held on April 16, 2004 filed on March 18, 2004 that are deemed filed with the SEC (File No. 000-240490; and

  (k)
  The description of our common stock contained in our registration statement on Form 8-A filed on April 17, 1998 (File No. 000-24049).

        In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date the offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Charles River Associates Incorporated
200 Clarendon Street, T-33
Boston, Massachusetts 02116
Telephone: (617) 425-3700
E-Mail: investor@crai.com

        You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. The selling securityholders are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.